EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Public Affairs (616) 878-2830

Spartan Stores Reports Improved Fiscal 2004 Fourth-Quarter and
Year-End Financial Results
Retail Comparable Store Sales Increase 5.4 percent; Reports fourth consecutive quarter of sales growth and second consecutive quarter of improved operating earnings

GRAND RAPIDS, MICHIGAN-May 5, 2004-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2004 fourth quarter and year ending March 27, 2004.

Consolidated net sales for the 12-week quarter increased 4.3 percent to $456.9 million from $438.0 million in the corresponding 12-week period last year. The improvement represents the fourth consecutive quarter of year-over-year sales growth in the retail and distribution business segments.

Operating earnings improved to $83,000 compared to an operating loss of $6.4 million in last year's fourth quarter. The fourth quarter fiscal 2004 operating earnings were negatively affected by a $3.7 million ($2.4 million after tax) non-cash inventory charge related to the implementation of a significantly enhanced retail inventory and margin management system. The improvement in operating earnings was due primarily to higher year-over-year sales volumes, better fixed cost leverage and a reduction in operating expenses.

Net earnings for the quarter increased to $1.7 million, or $0.09 per diluted share compared to a net loss of $20.9 million, or $(1.05) per diluted share, in last year's fourth quarter. Fourth quarter net earnings included earnings from discontinued operations of $3.2 million, or $0.16 per diluted share, which compared to a net loss from discontinued operations of $13.7 million, or $(0.69) per diluted share, in last year's fourth quarter. Fiscal 2004 earnings from discontinued operations consisted primarily of a gain from the sale of the company's United Wholesale Grocery operation announced in January.

"We are pleased with our steady financial and operational progress and the fourth consecutive quarter of year-over-year sales growth - a clear indication that our operational initiatives are making a significant impact on our business. We are capturing market share despite continuing competitive pressure from mass retailers and the proliferation of food sales through non-traditional channels," said Spartan Stores' Chairman, President and Chief Executive Officer, Craig C. Sturken. "The sales increase was broadly based across our operations. We achieved a 5.4 percent increase in comparable store sales, while our cost containment initiatives lowered operating expenses and contributed to our first profitable fourth quarter in the past three years. During the past 12 months, our team has worked diligently to improve our retail and distribution operations. We are pleased to have shown substantial and steady progress in our performance throughout fiscal 2004."

Gross margin improved 20 basis points to 18.3 percent compared with 18.1 percent in last year's fourth quarter. The fourth quarter gross margin improvement was due primarily to a better product mix and more effective marketing and merchandising programs, partially offset by the previously mentioned non-cash retail inventory adjustment charge.

Operating expenses declined 2.8 percent to $83.4 million from $85.8 million in last year's fourth quarter despite higher employee compensation and benefit costs. As a percentage of sales, operating expenses declined 140 basis points to 18.2 percent compared to 19.6 percent in the corresponding quarter last year. The improvement in operating expenses was due primarily to cost containment initiatives, lower depreciation expense and better fixed cost leverage from higher sales volumes.

Fourth Quarter - Operating Segments

Retail net sales increased 4.9 percent to $198.0 million from $188.7 million in last year's fourth quarter. Comparable store sales increased 5.4 percent for the quarter, representing the fourth consecutive quarter of comparable store sales growth. The retail segment's operating loss, including the previously mentioned $3.7 million non-cash inventory charge, narrowed to $5.7 million, compared to $7.3 million in the corresponding period last year.

Distribution net sales increased 3.9 percent to $258.9 million from $249.3 million in last year's fourth quarter. Operating earnings improved to $5.8 million compared to $870,000 in last year's fourth quarter. The improvement in operating earnings was due primarily to more effective product procurement and merchandising programs, cost containment programs and higher fixed cost leverage from an increase in sales volume.

Annual Results

Consolidated net sales for the 52-week period increased 4.0 percent to $2.1 billion from $2.0 billion in the corresponding 52-week period last year. Comparable store sales increased 3.2 percent for fiscal 2004. Operating expenses for the year declined 9.7 percent to $366.1 million from $405.2 million last year. As a percentage of sales, operating expenses declined 270 basis points to 17.8 percent from 20.5 percent in fiscal 2003. Fiscal 2003 operating expenses included a $47.7 million non-cash charge for asset impairments and exit costs. Operating earnings improved to $12.6 million compared to an operating loss of $38.4 million last year.

Net loss for fiscal 2004 narrowed to $6.7 million, or $(0.33) per diluted share, compared to a fiscal 2003 net loss of $122.3 million, or $(6.15) per diluted share. The net loss for fiscal 2004 included a $5.7 million non-cash charge related to the company's debt refinancing and a $2.4 million non-cash inventory charge for the implementation of the enhanced inventory and margin management system. The fiscal 2004 net loss also included an $800,000 loss from discontinued operations, or $(0.03) per diluted share, compared to a $51.2 million loss from discontinued operations, or $(2.57) per diluted share, in fiscal 2003. Fiscal 2003's net loss included a charge of $35.4 million, or $(1.78) per diluted share, for the cumulative effect of a change in accounting principle and an after-tax charge of $31.1 million for asset impairment and exit costs.

Balance Sheet

Total long-term debt (including current maturities) declined $91.6 million, or 41.6 percent, to $128.8 million as of March 27, 2004 from $220.4 million at the end of fiscal 2003. The Company's investment in working capital declined 60.7 percent to $34.2 million at March 27, 2004 from $87.2 million at March 29, 2003. The lower working capital investment was due primarily to the Company's asset divestiture initiatives and its continued effort to more efficiently manage operating assets.

Outlook

"We established four organizational priorities at the end of fiscal 2003 that included focusing on sales growth, improving our cost structure, strengthening our financial position, and establishing effective category management practices to restore retail profitability," continued Mr. Sturken. "We are pleased to have made substantial and steady progress on each of these priorities during this past fiscal year. Our near-term objectives were to stabilize our core business and improve our financial position. We successfully achieved these short-term objectives by improving our merchandising, category management, and operating practices in the most critical areas, by divesting non-core assets and by securing new long-term financing.

"Although we are pleased with our progress during fiscal 2004, we have considerable room to improve our financial and operating performance in the coming years. Improving our category management practices will remain a primary focus in fiscal 2005. We have the expertise in this critical retail discipline, but have just begun to realize its full potential to drive sales improvements at both our retail stores and to our distribution customers. We expect to raise the proficiency of this practice to a much higher level in fiscal 2005. We will also continue to concentrate on improving our in-store operating execution. Elements of this effort will include product flow and merchandise resets and minor remodels at an additional 13 of our 54 supermarkets. We look forward to a promising fiscal 2005."

The company estimates consolidated net sales for fiscal 2005 will improve in the range of 1.0 to 3.0 percent and comparable store sales will range from flat to an increase of 1.5 percent. Consolidated gross margin for fiscal 2005 is expected to slightly exceed fiscal 2004 levels by year's end, while operating expenses as a percentage of sales are expected to be lower than fiscal 2004. Fiscal 2005's depreciation expense and capital expenditures are expected to be approximately $24 million and $22 million, respectively.

Conference Call

A telephone conference call to discuss the Company's fourth-quarter results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 6, 2004. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to 330 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects", "anticipates", "looks forward", "plans", "estimates", "intends", has "priorities", "objectives", or an "outlook" that a particular occurrence "will", "may", "could" or "should" occur; or that there is "progress", "momentum", "indications" or "on track" toward a particular result or occurrence; or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our continuing ability to strengthen retail store performance, improve sales growth, increase gross margin, reduce operating cost structures, improve financial and operational performance, satisfy contractual requirements and conditions, sell assets that are held for sale on favorable terms continue trends, meet the requirements of our debt covenants, and implement other programs, plans, strategies, objectives, goals or expectations will be affected by many factors, including changes in economic conditions and competition, changes in the food and distribution industries; sales volume changes, loss of customers or suppliers, changes in the interest rate environment, and labor shortages, stoppages or unrest. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date
	(12 weeks) March 27, 2004	(12 weeks) March 29, 2003	(52 weeks) March 27, 2004	(52 weeks) March 29, 2003

Net sales	$456,918	$437,980	$2,054,977	$1,975,677
Cost of goods sold	373,456	358,658	1,676,361	1,608,882
Gross margin	83,462	79,322	378,616	366,795

Operating expenses
Selling, general and administrative	77,570	79,295	340,177	330,387
Provision for asset impairment and exit costs	-	310	-	47,711
Depreciation and amortization	5,809	6,151	25,877	27,055
Total operating expenses	83,379	85,756	366,054	405,153

Operating earnings (loss)	83	(6,434)	12,562	(38,358)

Non-operating expense (income)
Interest expense	2,429	5,191	13,419	17,320
Debt extinguishment	-	-	8,798	-
Interest income	(125)	(164)	(628)	(695)
Other (gains) losses, net	77	(26)	80	(33)
Total non-operating expense, net	2,381	5,001	21,669	16,592

Loss before income taxes, discontinued operations and cumulative effect of a change in accounting principle	(2,298)	(11,435)	(9,107)	(54,950)
Income taxes	(807)	(4,247)	(3,187)	(19,159)

Loss from continuing operations	(1,491)	(7,188)	(5,920)	(35,791)

Earnings (loss) from discontinued operations, net of taxes	3,215	(13,729)	(778)	(51,164)

Cumulative effect of change in accounting principle, net of taxes	-	-	-	(35,377)

Net earnings (loss)	$1,724	$(20,917)	$(6,698)	$(122,332)

Basic and diluted earnings (loss) per share:
Loss from continuing operations	$(0.07)	$(0.36)	$(0.30)	$(1.80)
Earnings (loss) from discontinued operations	0.16	(0.69)	(0.03)	(2.57)
Cumulative effect of a change in accounting principle	-	-	-	(1.78)
Net earnings (loss)	$0.09	$(1.05)	$(0.33)	$(6.15)

Weighted average number of shares outstanding:
Basic and Diluted	20,072	19,999	20,016	19,896

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 27, 2004	March 29, 2003
ASSETS
Current assets
Cash and cash equivalents	$12,679	$23,306
Accounts receivable, net	39,952	70,747
Inventories	97,771	138,095
Other current assets	15,931	28,308
Property and equipment held for sale	4,051	54,684
Total current assets	170,384	315,140
Other assets
Goodwill, net	72,105	68,743
Deferred taxes on income	25,147	25,566
Other	16,438	26,785
Total other assets	113,690	121,094
Property and equipment, net	108,437	120,072
Total assets	$392,511	$556,306

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$75,267	$112,181
Accrued payroll and benefits	23,597	28,533
Insurance reserves	12,838	14,783
Accrued taxes	5,476	16,735
Other accrued expenses	14,815	19,150
Current maturities of long-term debt	4,177	36,594
Total current liabilities	136,170	227,976

Other long-term liabilities	26,058	34,881

Long-term debt	124,616	183,817

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 20,092 and 19,999 shares outstanding	116,666	116,388
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(179)	-
Accumulated other comprehensive loss	(182)	(2,816)
Accumulated deficit	(10,638)	(3,940)

Total shareholders' equity	105,667	109,632

Total liabilities and shareholders' equity	$392,511	$556,306

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date
	(12 weeks) March 27, 2004	(12 weeks) March 29, 2003	(52 weeks) March 27, 2004	(52 weeks) March 29, 2003
Retail Segment:

Net sales	$197,993	$188,691	$922,639	$880,494
Operating loss	$(5,719)	$(7,304)	$(5,802)	$(51,745)

Grocery Distribution Segment:

Net sales	$258,925	$249,289	$1,132,338	$1,095,183
Operating earnings	$5,802	$870	$18,364	$13,387